Exhibit 10.13

REVENUE ADJUSTMENT AGREEMENT

BY AND BETWEEN

INTERMUNE PHARMACEUTICALS, INC.

AND

CONNETICS CORPORATION

JUNE 27, 2000

REVENUE ADJUSTMENT AGREEMENT

THIS REVENUE ADJUSTMENT AGREEMENT (the “Agreement”) is made effective and entered into as of June 27, 2000 (the “Effective Date”) by and between CONNETICS CORPORATION, a Delaware corporation, with its principal place of business at 3400 West Bayshore Road, Palo Alto, CA 94303 (“Connetics”), and INTERMUNE PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1710 Gilbreth Road, Suite 301, Burlingame, CA 94010 (“InterMune”). Connetics and InterMune may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A. WHEREAS, the Parties have entered into that certain Collaboration Agreement, dated as of April 27, 1999 (the “Collaboration Agreement”), by which, among other provisions, InterMune became obligated to pay to Connetics: (i) a $500,000 milestone payment on or before March 31, 2001; and (ii) a $1.5 million milestone payment on or before March 31, 2002;

B. WHEREAS, The Parties have entered into that certain Assignment and Option Agreement, dated as of June 23, 2000 (the “Assignment Agreement”), pursuant to which, among other provisions: (i) Connetics assigned to InterMune Connetics’ entire right, title and interest in, to and under that certain License Agreement for Interferon Gamma by and between Connetics and Genentech, Inc. (“Genentech”) dated May 5, 1998, as amended (the “Genentech License”) and (ii) InterMune affirmed its obligation to pay to Connetics the $1.5 million milestone payment pursuant to the Collaboration Agreement;

C. WHEREAS, the Parties have entered into that certain Transition Agreement, dated as of April 27, 1999 (the “Transition Agreement”), by which, among other provisions, the parties have set forth certain rights and obligations with respect to the revenue from the sales of Actimmune®; and

D. WHEREAS, by this Amendment, the Parties now desire to delete Section 5.2 of the Assignment Agreement and terminate the Collaboration Agreement and Transition Agreement (each generically, an “Original Agreement,” and collectively, the “Original Agreements”) as set forth herein in order to adjust the Parties’ rights and obligations with respect to the revenue from the sales of Actimmune.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS.

1.1 Actimmune. “Actimmune” means the filled and finished form of the protein encoded by the interferon gamma-1b gene, and sold and distributed under the trademark. ACTIMMUNE®, which is owned by Genentech and licensed to Connetics and its sublicenses under the Genentech License.

1.2 Actimmune Gross Margin. “Actimmune Gross Margin” means Actimmune Net Sales less all applicable Product Cost of Actimmune Units sold, GNE Royalties, third party royalties payable pursuant to Section 8.4 of the Genentech License and CORD Distribution Costs.

1.3 Actimmune Gross Sales. “Actimmune Gross Sales” means all revenue recorded in connection with shipments of Actimmune Units multiplied by the price per Actimmune Unit, including revenue with associated accounts receivable for accounting purposes for specific shipment/invoicing transactions with respect to Actimmune Units, and assumes that invoices are prepared immediately following notification of shipment of goods, and are dated the same day of shipment.

1.4 Actimmune Net Sales. “Actimmune Net Sales” means Actimmune Gross Sales less adjustments for the following: product returns, Medicare and Medicaid reimbursements, chargebacks, rebates, state payments, other contractual reimbursement, and cash discounts.

1.5 Actimmune Units. “Actimmune Units” means vials of ACTIMMUNE® that are sold as commercial product by InterMune in an arm’s length transaction.

1.6 CORD Distribution Costs. “CORD Distribution Costs” means the actual payment by InterMune to CORD Logistics, Inc., for distribution services for sales of Actimmune.

1.7 GNE Royalties. “GNE Royalties” means the amount of royalties payable to Genentech, Inc. pursuant to section 8.3 of the Genentech License for Actimmune Net Sales.

1.8 Product Management Costs. “Product Management Costs” means InterMune’s actual costs to manage sales of Actimmune Units, including all expenses and services related to sales of such Actimmune Units, such as maintenance of safety databases, etc., tracked on a regular basis and properly accounted for.

2.	AMENDMENT OF ASSIGNMENT AGREEMENT.

Section 5.2 of the Assignment Agreement is deleted in its entirety. Section 5.1 of the Assignment Agreement is unaffected by this Agreement.

3.	TERMINATION OF COLLABORATION AGREEMENT.

The Collaboration Agreement is terminated in its entirety.

4.	TERMINATION OF TRANSITION AGREEMENT.

The Transition Agreement is terminated in its entirety.

5.	INTERMUNE PAYMENTS TO CONNETICS.

5.1 June 30, 2000. On June 30, 2000, InterMune shall be obligated to pay and shall pay $5,218,172 to Connetics; provided however, InterMune shall be credited $484,305 toward this payment.

5.2 March 31, 2001. On March 31, 2001, InterMune shall pay $942,478 to Connetics.

6.	REVENUE RECOGNITION.

For the fiscal quarter beginning April 1 and ending June 30, 2000, and without regard to the Effective Date of this Agreement, InterMune shall be entitled to book and recognize Actimmune Net Sales for sales of all Actimmune Units and the Actimmune Gross Margin. Effective July 1, 2000, InterMune shall be entitled to book and recognize all revenues, sales, margins, etc. from the sales of Actimmune.

7.	OBLIGATIONS TO THIRD PARTIES AND INDEMNIFICATION OF CONNETICS.

InterMune hereby affirms its obligations pursuant to Section 2.5 of the Transition Agreement and Section 5.4 of the Assignment Agreement to remit to Genentech any accounts payable on Actimmune Net Sales for third-party royalties and for GNE Royalties, all as required by the Genentech License. InterMune affirms its covenant and agreement to remit the full amount of such royalties directly to Genentech or the applicable third party, and shall indemnify Connetics against any action by Genentech or such third party to collect royalties for Actimmune Unit Sales made after April 27, 1999.

8.	CONFIDENTIALITY.

8.1 Confidential Information Obligations. As used herein, “Confidential Information” means all information that a Party discloses to the other Party under this Agreement or had disclosed to the other Party under the Original Agreement, provided that Confidential Information shall not include such information excluded under Section 8.2. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the term of this Agreement and for five (5) years after the expiration or termination of this Agreement, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement, the Collaboration Agreement and/or the Transition Agreement.

8.2 Exceptions. The obligations set forth in Section 8.1 shall not apply to any Information that the receiving Party can demonstrate by competent evidence:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party by the other Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a third party, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) is independently developed by the receiving Party without using any of the other Party’s Confidential Information.

8.3 Terms of the Agreement. The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, a Party shall have the right to disclose the material financial terms of the Agreement to any bona fide potential investor, investment banker, acquirer, merger partner or other potential financial partner, subject to such Party obtaining the agreement of such party receiving such Confidential Information to keep such information confidential.

8.4 Permitted Disclosure. Notwithstanding the limitations in this Section 8, each Party may disclose Confidential Information belonging to the other Party (or otherwise subject to this Section 8), to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

(a) filing or prosecuting patents;

(b) regulatory and tax filings;

(c) prosecuting or defending litigation;

(d) complying with applicable governmental laws or regulations or valid court orders; and

(e) disclosure to a party’s affiliates, licensees, sublicensees, employees, consultants or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 8.4, it will give reasonable advance notice to the other Party of such disclosure and endeavor in good faith to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Further, the Parties agree to consult with one another on the provisions of this Agreement to be redacted in any filings made by a Party with the United States Securities and Exchange Commission or as otherwise required by law.

9.	TERMINATION.

9.1 Term of Agreement. The term of this Agreement shall expire upon InterMune’s payment of the full amounts to Connetics pursuant to Sections 5.1 and 5.2.

9.2 Termination for Material Breach. If either Party shall default in a material manner with respect to any material provision of this Agreement and the other Party shall have given the defaulting Party written notice of such default, the defaulting Party shall have thirty (30) days to cure such default. If such default is not cured within such thirty (30) day period, the non-defaulting Party shall have the right, upon notice to the defaulting Party and without prejudice to any other rights the non-defaulting Party may have, to terminate this Agreement unless the defaulting Party is in the process of attempting in good faith to remedy such default, in which case, the thirty (30) day cure period shall be extended by an additional thirty (30) days.

9.3 Surviving Rights. The obligations and rights of the Parties under Sections 7, 8, 9, 10.3, 10.6, 10.7, and 10.11 shall survive any termination or expiration of the Agreement.

9.4 Accrued Rights and Surviving Obligations. The termination or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations, which are expressly indicated to survive termination or expiration of the Agreement.

9.5 Bankruptcy Rights. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.

10.	MISCELLANEOUS.

10.1 Waiver. No waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

10.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns; provided, however, that InterMune may not assign any of its rights and obligations hereunder without the prior written consent of Connetics, except as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of InterMune. Any assignment or attempted assignment by InterMune in violation of the terms of this Section 10.2 shall be null and void and of no legal effect.

10.3 Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or five (5) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

In the case of InterMune:	InterMune Pharmaceuticals, Inc. 1710 Gilbreth Road, Suite 301 Burlingame, CA 94010 Fax: (650) 259-0774

Attention: General Counsel

with a copy to:	Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Fax: (650) 849-7400 Attention: Barclay Kamb

In the case of Connetics:	Connetics Corporation 3400 West Bayshore Road Palo Alto, CA 94303 Fax: (650) 843-2899 Attention: General Counsel

Either Party may change its address for communications by a notice to the other Party in accordance with this Section.

10.4 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.5 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

10.6 Governing Law. This Agreement shall be governed exclusively by the laws of the State of California as such law applies to contracts entered into between and to be performed by California residents entirely in the State of California.

10.7 Dispute Resolution.

(a) In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of InterMune and the Chief Executive Officer of Connetics for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, either Party may seek to have such dispute resolved by binding arbitration under this Section 10.7. The arbitration shall be held in Palo Alto, California according to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). The arbitration will be conducted by a panel of three (3) arbitrators who are knowledgeable in the subject matter that is at issue in the dispute, are not affiliated directly or indirectly with either Party, and are selected by mutual agreement of the Parties. Failing such agreement, the arbitrators shall be selected appointed as provided in the Rules. During the arbitration, the Parties shall have such discovery rights as the arbitrators may allow, consistent with the discovery permitted by the Federal Code of Civil Procedure. In conducting the arbitration, the arbitrators shall apply the rules of evidence applicable in California, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrators shall also be able to award direct and indirect damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses, of the arbitrators, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay one hundred percent (100%) of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section.

(b) Notwithstanding anything to the contrary in this Agreement, either Party may (without resort to arbitration) seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Section 9 hereof, or as necessary to enforce and prevent infringement of the patent rights, copyright tights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates.

10.8 Force Majeure. Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

10.9 Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties’ original interest.

10.10 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

10.12 Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes and terminates all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

IN WITNESS WHEREOF, both InterMune and Connetics have executed this Agreement, as of the day and year first written above.

INTERMUNE PHARMACEUTICALS, INC.		CONNETICS CORPORATION

By:	/s/ Scott Harkonen	By:	/s/ Thomas G. Wiggans

Print Name:	Scott Harkonen	Print Name:	Thomas G. Wiggans

Title:	Pres. & CEO	Title:	President & CEO